Exhibit 10.3
AMENDMENT TO
CHANGE IN CONTROL SEVERANCE AGREEMENT

This Amendment to Change in Control Severance Agreement is made effective as of March 6, 2009, by and among First Place Bank (“Bank”), a federally chartered savings association; First Place Financial Corp. (“FPFC” or the “Corporation”); and _______________ (“Executive”); and amends that Change in Control Severance Agreement among the parties made effective as of ________________, (the “Agreement”).

WHEREAS, the parties are required to amend the Agreement in order to make changes to comply with certain executive compensation restrictions imposed on the Bank and FPFC in connection with participation in the Capital Purchase Program (“CPP”) of the U.S. Department of Treasury’s (the “Treasury”) Troubled Asset Relief Program and specifically Section 111 of the Emergency Economic Stabilization Act of 2008 (the “EESA”), as amended by Section 7001 of the American Recovery and Reinvestment Act of 2009 (the “ARRA”);

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties agree as follows:

1.         New Section 21 is hereby added to the Agreement as follows:

21.           Compliance with the Troubled Asset Relief Program (“TARP”)

(A)           Notwithstanding any provision to the contrary herein, during the period that any obligation arising from financial assistance provided to the Corporation under the TARP remains outstanding pursuant to the TARP Capital Purchase Program (“CPP”) (excluding any period in which the Federal Government only holds warrants to purchase common stock of the Corporation), Executive will not receive and will not be entitled to receive any payment or compensation pursuant to this Agreement if the receipt of such payment or compensation alone or when added to any other payment or compensation received or to be received by Executive from the Corporation would cause Executive to receive a “golden parachute payment” within the meaning of Section 111 of the Emergency Economic Stabilization Act of 2008 (the “EESA”), as amended by Section 7001 of the American Recovery and Reinvestment Act of 2009 (the “ARRA”) or any of the rules and regulations promulgated under the EESA or ARRA. The Corporation and the Bank shall retain the exclusive and final authority, without the consent of Executive, to cancel, reduce or otherwise eliminate any compensation or other payments pursuant to this Agreement so as to comply with the EESA, as amended by ARRA and the rules and regulations promulgated thereby, as then in effect. Any compensation or other payments canceled, reduced or eliminated pursuant to the preceding sentence, will be forever forfeited by Executive and he shall not be entitled to or have any claim against the Corporation and/or the Bank to receive such payments at anytime.

(B)           Notwithstanding any provision to the contrary herein, Executive shall make prompt and immediate repayment to the Corporation or the Bank, as the case may be, of the full amount of any payment made or credited to Executive under this Agreement during the period that any obligation arising from financial assistance provided to the Corporation under the TARP remains outstanding pursuant to the CPP (excluding any period in which the Federal Government only holds warrants to purchase common stock of the Corporation) or any other TARP program involving the Corporation and/or the Bank where such entity received financial assistance provided under TARP, if such compensation or other payment(s) are determined at any time by the Corporation and/or the Bank or their federal bank regulator to have been: (i) calculated or based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria or (ii) compensation or payments that are incentive, retention or bonus compensation that is not permitted by EESA as amended by ARRA or the rules and regulations promulgated thereunder. The Corporation shall retain the exclusive and final authority as to all such determinations under this subparagraph (B), so as to ensure compliance with applicable requirements of EESA, as amended by ARRA and the rules and regulations as are promulgated thereby, as then in effect. Any compensation or other payments returned to the Corporation or the Bank pursuant to the preceding sentence shall be forever forfeited by Executive and he shall not be entitled to or have any claim against the Corporation and/or the Bank for repayment or return of any such amounts repaid by Executive at anytime.

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2.           The Change in Control Severance Agreement, as amended by this Amendment, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter of the Change in Control Severance Agreement.

3.           In the event of a conflict or inconsistency between the terms, conditions and provisions of the Agreement and those of this Amendment, the terms, conditions and provisions of this Amendment shall control and govern the rights and obligations of the Parties.

4.           Except to the extent amended hereby or inconsistent herewith, all of the terms, conditions and provisions of the Change in Control Severance Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this First Amendment has been executed as of the date first above written.

FIRST PLACE BANK	EXECUTIVE

FIRST PLACE FINANCIAL CORP.

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